Exhibit 99.1

IQVIA Reports Second-Quarter 2018 Results and Raises Full-Year 2018 Revenue and Profit Guidance

  Revenue $2,567 million, up 9.0 percent reported and 7.7 percent at constant currency
  Adjusted EBITDA $533 million, up 14.1 percent reported and 14.3 percent at constant currency
  GAAP Diluted Earnings per Share $0.29
  Adjusted Diluted Earnings per Share $1.29, up 25.2 percent
  Full-year guidance raised for revenue, Adjusted EBITDA and Adjusted Diluted EPS
  $573 million of share repurchase completed during the second quarter; $659 million completed year-to-date

DANBURY, Conn. & RESEARCH TRIANGLE PARK, N.C.--(BUSINESS WIRE)--July 24, 2018--IQVIA Holdings Inc. (“IQVIA”) (NYSE: IQV), a leading global provider of advanced analytics, technology solutions, and contract research services to the life sciences industry, today reported financial results for the quarter ended June 30, 2018. On January 1, 2018, IQVIA adopted ASC 606 “Revenue from Contracts with Customers” as required by the Financial Accounting Standards Board. Under this new standard, IQVIA recognizes revenue in the Research & Development Solutions segment on a percentage of completion basis. Additionally, ASC 606 requires that service revenue and reimbursed expense revenue be consistently presented as one line on the income statement. Unless stated otherwise, all financial information that follows has been provided under ASC 606.

As of this earnings release, the company has renamed two of its reporting segments. The reporting segment known as Commercial Solutions is now called Technology & Analytics Solutions (TAS), and the reporting segment known as Integrated Engagement Services is now called Contract Sales & Medical Solutions (CSMS). This is a name change only and there are no changes to the component parts of either segment.

Second-Quarter 2018 Operating Results

Revenue for the second quarter of $2,567 million increased 9.0 percent on a reported basis, and 7.7 percent on a constant currency basis, compared to the second quarter of 2017. Technology & Analytics Solutions (formerly Commercial Solutions) revenue of $1,011 million grew 14.2 percent reported and 13.1 percent at constant currency, compared to the second quarter of 2017. Research & Development Solutions revenue of $1,350 million grew 9.6 percent reported and 8.3 percent on a constant currency basis. Contract Sales & Medical Solutions (formerly Integrated Engagement Services) revenue of $206 million declined 13.4 percent reported and 15.1 percent at constant currency.

Second-quarter 2018 Adjusted EBITDA of $533 million increased 14.1 percent reported and 14.3 percent at constant currency. GAAP net income was $61 million and GAAP diluted earnings per share was $0.29. Adjusted Net Income of $270 million grew 17.9 percent, and Adjusted Diluted Earnings per Share of $1.29 grew 25.2 percent.

“We delivered another quarter of strong operating and financial performance, which included Adjusted Diluted EPS growth of over 25 percent year-over-year,” said Ari Bousbib, chairman and CEO of IQVIA. “The significant strategic investments we have been making in innovation across our businesses over the past eighteen months are beginning to build operating momentum. The team secured major wins for our tech offerings during the quarter, and we had our largest ever R&D bookings quarter, including record awards for our next generation clinical development offering. Reflecting this strong operating performance, we are pleased to raise our revenue and profit guidance for the year.”

First-Half 2018 Operating Results

Revenue of $5,130 million for the first six months of 2018 increased 8.8 percent on a reported basis, and 6.5 percent on a constant currency basis, compared to the first six months of 2017. Technology & Analytics Solutions (formerly Commercial Solutions) revenue of $1,996 million grew 14.2 percent reported and 11.2 percent at constant currency, compared to the first half of 2017. Research & Development Solutions revenue of $2,715 million grew 8.8 percent reported and 7.0 percent on a constant currency basis. Contract Sales & Medical Solutions (formerly Integrated Engagement Services) revenue of $419 million declined 11.2 percent reported and 14.0 percent at constant currency.

Research & Development Solutions contracted backlog including reimbursed expenses was $15.73 billion at June 30, 2018. The company expects approximately $4.6 billion of this backlog to convert to revenue in the next twelve months. For comparability, the company is reporting Research & Development Solutions last twelve months net new business on a contracted basis excluding reimbursed expenses. Under this approach, Research & Development Solutions contracted net new business of $4.88 billion for the twelve months ended June 30, 2018, grew 21.1 percent compared to the twelve months ended June 30, 2017, representing a contracted last twelve months book-to-bill ratio (excluding reimbursed expenses) of 1.27.

Adjusted EBITDA of $1,080 million for the first six months of 2018 increased 11.2 percent reported and 10.8 percent at constant currency. GAAP net income was $130 million and GAAP diluted earnings per share was $0.62. Adjusted Net Income of $555 million for the first six months of 2018 grew 12.6 percent, and Adjusted Diluted Earnings per Share of $2.63 grew 21.8 percent compared to the first half of 2017.

Financial Position

As of June 30, 2018, cash and cash equivalents were $879 million and debt was $10,728 million, resulting in net debt of $9,849 million. At the end of the second quarter of 2018, IQVIA’s Gross Leverage Ratio was 5.1 times, and Net Leverage Ratio was 4.6 times, trailing twelve month Adjusted EBITDA.

Share Repurchase

On June 15, 2018, the company repurchased $412 million of common stock from a majority of the company’s private equity sponsors and the founder of the legacy Quintiles organization. The company also repurchased $161 million of its common stock in the open market, for total repurchases of $573 million during the second quarter, and a total of $659 million during the first half of 2018. IQVIA had approximately $1 billion of share repurchase authorization remaining as of June 30, 2018.

Full-Year 2018 and Third-Quarter 2018 Guidance

For the full-year, the company raises its revenue and profit guidance ranges as follows:

($ millions, except per share data)	Updated	Prior (1)
Revenue	$10,250 - $10,400	$10,050 - $10,250
VPY%	5.6% - 7.2%	3.6% - 5.6%
Adjusted EBITDA	$2,170 - $2,230	$2,150 - $2,220
VPY%	8.0% - 10.9%	7.0% - 10.4%
Adjusted Diluted Earnings per Share	$5.35 - $5.55	$5.20 - $5.45
VPY%	17.6% - 22.0%	14.3% - 19.9%
1. Provided on Q1 2018 earnings call and reaffirmed on May 17, 2018

For the third quarter of 2018, IQVIA expects revenue between $2,550 million and $2,600 million, Adjusted EBITDA between $540 million and $560 million and Adjusted Diluted Earnings per Share between $1.35 and $1.42.

This financial guidance assumes current foreign currency exchange rates remain in effect for the remainder of the year.

Webcast & Conference Call Details

IQVIA will host a conference call at 9:00 a.m. Eastern Time today to discuss its second-quarter 2018 financial results. To participate, please dial 1-800-931-4071 in the United States and Canada or +1-212-231-2904 outside the United States approximately 15 minutes before the scheduled start of the call. The conference call and a presentation will be accessible live via webcast on the Investors section of the IQVIA website at http://ir.iqvia.com. An archived replay of the webcast will be available online at http://ir.iqvia.com after 1:00 p.m. Eastern Time today.

About IQVIA

IQVIA (NYSE:IQV) is a leading global provider of advanced analytics, technology solutions, and contract research services to the life sciences industry. Formed through the merger of IMS Health and Quintiles, IQVIA applies human data science — leveraging the analytic rigor and clarity of data science to the ever-expanding scope of human science — to enable companies to reimagine and develop new approaches to clinical development and commercialization, speed innovation, and accelerate improvements in healthcare outcomes. Powered by the IQVIA CORE™, IQVIA delivers unique and actionable insights at the intersection of large-scale analytics, transformative technology and extensive domain expertise, as well as execution capabilities. With more than 55,000 employees, IQVIA conducts operations in more than 100 countries.

Cautionary Statements Regarding Forward Looking Statements

This press release contains “forward-looking statements” within the meaning of the federal securities laws, including Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including, without limitation, our 2018 guidance. In this context, forward-looking statements often address expected future business and financial performance and financial condition, and often contain words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” “see,” “will,” “would,” “target,” similar expressions, and variations or negatives of these words. Actual results may differ materially from our expectations due to a number of factors, including, but not limited to, the following: most of our contracts may be terminated on short notice, and we may lose or experience delays with large client contracts or be unable to enter into new contracts; imposition of restrictions on our use of data by data suppliers or their refusal to license data to us; any failure by us to comply with contractual, regulatory or ethical requirements under our contracts, including current or changes to data protection and privacy laws; breaches or misuse of our or our outsourcing partners’ security or communications systems; hardware and software failures, delays in the operation of our computer and communications systems or the failure to implement system enhancements; failure to meet our productivity or business transformation objectives; failure to successfully invest in growth opportunities; our ability to protect our intellectual property rights and our susceptibility to claims by others that we are infringing on their intellectual property rights; the expiration or inability to acquire third party licenses for technology or intellectual property; any failure by us to accurately and timely price and formulate cost estimates for contracts, or to document change orders; the rate at which our backlog converts to revenue; our ability to acquire, develop and implement technology necessary for our business; consolidation in the industries in which our clients operate; risks related to client or therapeutic concentration; the risks associated with operating on a global basis, including currency or exchange rate fluctuations and legal compliance, including anti-corruption laws; risks related to changes in accounting standards, including the impact of the changes to the revenue recognition standards; general economic conditions in the markets in which we operate, including financial market conditions and risks related to sales to government entities; the impact of changes in tax laws and regulations; and our ability to successfully integrate, and achieve expected benefits from, our acquired businesses. For a further discussion of the risks relating to the combined company’s business, see the “Risk Factors” in our annual report on Form 10-K for the fiscal year ended December 31, 2017, filed with the SEC, as such factors may be amended or updated from time to time in our subsequent periodic and other filings with the SEC, which are accessible on the SEC’s website at www.sec.gov. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this release and in our filings with the SEC. We assume no obligation to update any such forward-looking statement after the date of this release, whether as a result of new information, future developments or otherwise.

Note on Non-GAAP Financial Measures

Non-GAAP results, such as Adjusted EBITDA, Adjusted Net Income, and Adjusted Diluted EPS are presented only as a supplement to the company’s financial statements based on GAAP. Non-GAAP financial information is provided to enhance understanding of the company’s financial performance, but none of these non-GAAP financial measures are recognized terms under GAAP, and non-GAAP measures should not be considered in isolation from, or as a substitute analysis for, the company’s results of operations as determined in accordance with GAAP. Definitions and reconciliations of non-GAAP measures to the most directly comparable GAAP measures are provided within the schedules attached to this release. The company uses non-GAAP measures in its operational and financial decision making, and believes that it is useful to exclude certain items in order to focus on what it regards to be a more meaningful indicator of the underlying operating performance of the business. As a result, internal management reports feature non-GAAP measures which are also used to prepare strategic plans and annual budgets and review management compensation. The company also believes that investors may find non-GAAP financial measures useful for the same reasons, although investors are cautioned that non-GAAP financial measures are not a substitute for GAAP disclosures.

Our 2018 guidance measures (other than revenue) are provided on a non-GAAP basis because the company is unable to reasonably predict certain items contained in the GAAP measures. Such items include, but are not limited to, acquisition and integration related expenses, restructuring and related charges, stock-based compensation and other items not reflective of the company's ongoing operations.

Non-GAAP measures are frequently used by securities analysts, investors and other interested parties in their evaluation of companies comparable to the company, many of which present non-GAAP measures when reporting their results. Non-GAAP measures have limitations as an analytical tool. They are not presentations made in accordance with GAAP, are not measures of financial condition or liquidity and should not be considered as an alternative to profit or loss for the period determined in accordance with GAAP or operating cash flows determined in accordance with GAAP. Non-GAAP measures are not necessarily comparable to similarly titled measures used by other companies. As a result, you should not consider such performance measures in isolation from, or as a substitute analysis for, the company’s results of operations as determined in accordance with GAAP.

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Table 1
IQVIA HOLDINGS INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(in millions, except per share data)
(preliminary and unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2018	2017	2018	2017
Revenues	$2,567	$2,355	$5,130	$4,715
Costs of revenue, exclusive of depreciation and amortization	1,674	1,557	3,326	3,083
Selling, general and administrative expenses	424	378	844	759
Depreciation and amortization	282	245	564	477
Impairment charges	—	40	—	40
Restructuring costs	17	9	43	28
Income from operations	170	126	353	328
Interest income	(1)	(1)	(3)	(3)
Interest expense	107	81	203	156
Loss on extinguishment of debt	2	—	2	3
Other income, net	(26)	(2)	(22)	(3)
Income before income taxes and equity in earnings of unconsolidated affiliates	88	48	173	175
Income tax expense (benefit)	24	(14)	43	10
Income before equity in earnings of unconsolidated affiliates	64	62	130	165
Equity in earnings of unconsolidated affiliates	4	4	11	3
Net income	68	66	141	168
Net income attributable to non-controlling interests	(7)	(4)	(11)	(6)
Net income attributable to IQVIA Holdings Inc.	$61	$62	$130	$162
Earnings per share attributable to common stockholders:
Basic	$0.30	$0.28	$0.63	$0.72
Diluted	$0.29	$0.28	$0.62	$0.71
Weighted average common shares outstanding:
Basic	205.7	217.6	206.6	223.8
Diluted	209.9	222.3	210.9	228.6

Table 2
IQVIA HOLDINGS INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in millions, except per share data)
(preliminary and unaudited)

	June 30,	December 31,
	2018	2017
ASSETS
Current assets:
Cash and cash equivalents	$879	$959
Trade accounts receivable and unbilled services, net	2,172	2,097
Prepaid expenses	158	146
Income taxes receivable	52	47
Investments in debt, equity and other securities	49	46
Other current assets and receivables	277	259
Total current assets	3,587	3,554
Property and equipment, net	415	440
Investments in debt, equity and other securities	25	8
Investments in unconsolidated affiliates	85	70
Goodwill	11,844	11,850
Other identifiable intangibles, net	6,297	6,591
Deferred income taxes	108	109
Deposits and other assets	265	235
Total assets	$22,626	$22,857

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$1,997	$1,986
Unearned income	940	985
Income taxes payable	121	72
Current portion of long-term debt	101	103
Other current liabilities	7	10
Total current liabilities	3,166	3,156
Long-term debt	10,627	10,122
Deferred income taxes	813	895
Other liabilities	406	440
Total liabilities	15,012	14,613
Commitments and contingencies
Stockholders’ equity:
Common stock and additional paid-in capital,
400.0 shares authorized at June 30, 2018 and December 31, 2017, $0.01 par value, 250.4 and 249.5 shares issued at June 30, 2018 and December 31, 2017, respectively	10,836	10,782
Retained earnings	665	538
Treasury stock, at cost, 47.9 and 41.4 shares at June 30, 2018 and December 31, 2017, respectively	(4,033)	(3,374)
Accumulated other comprehensive (loss) income	(104)	49
Equity attributable to IQVIA Holdings Inc.’s stockholders	7,364	7,995
Non-controlling interests	250	249
Total stockholders’ equity	7,614	8,244
Total liabilities and stockholders’ equity	$22,626	$22,857

Table 3
IQVIA HOLDINGS INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions)
(preliminary and unaudited)

	Six Months Ended
	June 30,
	2018	2017
Operating activities:
Net income	$141	$168
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	564	477
Amortization of debt issuance costs and discount	5	4
Amortization of accumulated other comprehensive loss on terminated interest rate swaps	—	3
Stock-based compensation	47	53
Impairment of goodwill and identifiable intangible assets	—	40
(Earnings) loss from unconsolidated affiliates	(11)	7
Gain on investments, net	(3)	—
Benefit from deferred income taxes	(114)	(198)
Changes in operating assets and liabilities:
Change in accounts receivable, unbilled services and unearned income	(114)	(73)
Change in other operating assets and liabilities	(22)	(180)
Net cash provided by operating activities	493	301
Investing activities:
Acquisition of property, equipment and software	(198)	(178)
Acquisition of businesses, net of cash acquired	(227)	(268)
Investments in unconsolidated affiliates, net of payments received	(5)	6
Investments in equity securities	(20)	—
Net cash used in investing activities	(450)	(440)
Financing activities:
Proceeds from issuance of debt	1,631	3,998
Payment of debt issuance costs	(20)	(23)
Repayment of debt and principal payments on capital lease obligations	(682)	(2,515)
Proceeds from revolving credit facility	1,460	853
Repayment of revolving credit facility	(1,779)	(890)
(Payments) proceeds related to employee stock purchase and option plans	(2)	69
Repurchase of common stock	(668)	(1,694)
Distributions to non-controlling interests, net	(9)	(5)
Contingent consideration and deferred purchase price payments	(24)	(3)
Net cash used in financing activities	(93)	(210)
Effect of foreign currency exchange rate changes on cash	(30)	53
Decrease in cash and cash equivalents	(80)	(296)
Cash and cash equivalents at beginning of period	959	1,198
Cash and cash equivalents at end of period	$879	$902

Table 4
IQVIA HOLDINGS INC. AND SUBSIDIARIES
NET INCOME TO ADJUSTED EBITDA RECONCILIATION
(in millions)
(preliminary and unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2018	2017	2018	2017
Net Income	$61	$62	$130	$162
Provision for income taxes	24	(14)	43	10
Depreciation and amortization	282	245	564	477
Interest expense, net	106	80	200	153
(Income) loss in unconsolidated affiliates	(4)	(4)	(11)	(3)
Income from non-controlling interests	7	4	11	6
Deferred revenue purchasing accounting adjustments	2	2	3	8
Stock-based compensation	26	27	47	53
Other (income) expense, net	(21)	5	(9)	10
Loss on extinguishment of debt	2	—	2	3
Impairment charges	—	40	—	40
Restructuring and related charges	17	9	43	28
Acquisition related charges	14	7	26	18
Integration related costs	17	3	31	5
Adjusted EBITDA	$533	$467	$1,080	$971

Note: Numbers may not add to total due to rounding.

Table 5
IQVIA HOLDINGS INC. AND SUBSIDIARIES
NET INCOME TO ADJUSTED NET INCOME RECONCILIATION
(in millions, except per share data)
(preliminary and unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2018	2017	2018	2017
Net Income	$61	$62	$130	$162
Provision for income taxes	24	(14)	43	10
Purchase accounting amortization	217	183	435	360
(Income) loss in unconsolidated affiliates	(4)	(4)	(11)	(3)
Income from non-controlling interests	7	4	11	6
Deferred revenue purchasing accounting adjustments	2	2	3	8
Stock-based compensation	26	27	47	53
Other (income) expense, net	(21)	5	(9)	10
Loss on extinguishment of debt	2	—	2	3
Impairment charges	—	40	—	40
Royalty hedge (gain) loss	(1)	3	(5)	7
Restructuring and related charges	17	9	43	28
Acquisition related charges	14	7	26	18
Integration related costs	17	3	31	5
Adjusted Pre Tax Income	$361	$327	$746	$707
Adjusted tax expense	(82)	(92)	(175)	(203)
Income from non-controlling interests	(7)	(4)	(11)	(6)
Minority interest effect in non-GAAP adjustments (1)	(2)	(2)	(5)	(5)
Adjusted Net Income	$270	$229	$555	$493

Adjusted earnings per share attributable to common shareholders:
Basic	$1.31	$1.05	$2.69	$2.20
Diluted	$1.29	$1.03	$2.63	$2.16
Weighted-average common shares outstanding:
Basic	205.7	217.6	206.6	223.8
Diluted	209.9	222.3	210.9	228.6

(1) Reflects the portion of Q2 Solutions' after-tax non-GAAP adjustments attributable to the minority interest partner.

Note: Numbers may not add to total due to rounding.

Table 6
IQVIA HOLDINGS INC. AND SUBSIDIARIES
CALCULATION OF GROSS AND NET LEVERAGE RATIOS
AS OF JUNE 30, 2018
(in millions)
(preliminary and unaudited)

Gross Debt, net of Original Issue Discount, as of June 30, 2018	$	10,728
Net Debt as of June 30, 2018	$	9,849
Adjusted EBITDA for the twelve months ended June 30, 2018	$	2,119
Gross Leverage Ratio (Gross Debt/LTM Adjusted EBITDA)	5.1x
Net Leverage Ratio (Net Debt/LTM Adjusted EBITDA)	4.6x

CONTACT:
IQVIA
Investor Relations
Andrew Markwick, +1 973-257-7144
andrew.markwick@iqvia.com
or
Media Relations
Tor Constantino, +1 484-567-6732
tor.constantino@iqvia.com